                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13D
                                 (Rule 13d-101)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
            TO RULE 13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO
                                  RULE 13d-2(a)

                               (Amendment No. 15)

                  RIVERSIDE PARK ASSOCIATES LIMITED PARTNERSHIP
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                                (Name of Issuer)

                            LIMITED PARTNERSHIP UNITS
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                         (Title of Class of Securities)

                                      NONE
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                                 (CUSIP Number)

                               MR. PATRICK J. FOYE
                            EXECUTIVE VICE PRESIDENT
                   APARTMENT INVESTMENT AND MANAGEMENT COMPANY
                  4582 SOUTH ULSTER STREET PARKWAY, SUITE 1100
                             DENVER, COLORADO 80237
                            TELEPHONE: (303) 757-8101



                                 with a copy to:
                                GREGORY M. CHAIT
                                  ROBERT BARKER
                     POWELL, GOLDSTEIN, FRAZER & MURPHY LLP
                     191 PEACHTREE STREET, N.E., SUITE 1600
                             ATLANTA, GEORGIA 30303
                            TELEPHONE: (404) 572-6600
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                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                DECEMBER 18, 2003
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             (Date of Event Which Requires Filing of This Statement)

         If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), (f) or (g), check the following box [ ].

                         (Continued on following pages)

CUSIP NO. NOT APPLICABLE              13D                      PAGE 2 OF 6 PAGES
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1.  NAMES OF REPORTING PERSONS: AIMCO PROPERTIES, L.P.
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY): 84-1275721

--------------------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
    (a)  [ ]

    (b)  [X]

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3.  SEC USE ONLY


--------------------------------------------------------------------------------
4.  SOURCE OF FUNDS (SEE INSTRUCTIONS)

    WC,BK
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5.  CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEMS 2(D) OR 2(E)                                                [ ]

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6.  CITIZENSHIP OR PLACE OF ORGANIZATION

    DELAWARE
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                7.  SOLE VOTING POWER
  NUMBER OF

   SHARES      -----------------------------------------------------------------
                8.  SHARED VOTING POWER
BENEFICIALLY
                    182.23 UNITS
OWNED BY EACH  -----------------------------------------------------------------
                9.  SOLE DISPOSITIVE POWER
  REPORTING

   PERSON      -----------------------------------------------------------------
               10.  SHARED DISPOSITIVE POWER
    WITH
                    182.23 UNITS
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11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     182.23 UNITS
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12.  CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES (SEE INSTRUCTIONS)                                  [ ]

--------------------------------------------------------------------------------
13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     31.1%
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14.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     PN
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

CUSIP NO. NOT APPLICABLE              13D                      PAGE 3 OF 6 PAGES
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1.  NAMES OF REPORTING PERSONS: AIMCO-GP, INC.
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY):

--------------------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
    (a)  [ ]

    (b)  [X]

--------------------------------------------------------------------------------
3.  SEC USE ONLY


--------------------------------------------------------------------------------
4.  SOURCE OF FUNDS (SEE INSTRUCTIONS)

    NOT APPLICABLE
--------------------------------------------------------------------------------
5.  CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEMS 2(D) OR 2(E)                                                [ ]

--------------------------------------------------------------------------------
6.  CITIZENSHIP OR PLACE OF ORGANIZATION

    DELAWARE
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                7.  SOLE VOTING POWER
  NUMBER OF

   SHARES      -----------------------------------------------------------------
                8.  SHARED VOTING POWER
BENEFICIALLY
                    182.23 UNITS
OWNED BY EACH  -----------------------------------------------------------------
                9.  SOLE DISPOSITIVE POWER
  REPORTING

   PERSON      -----------------------------------------------------------------
               10.  SHARED DISPOSITIVE POWER
    WITH
                    182.23 UNITS
--------------------------------------------------------------------------------
11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     182.23 UNITS
--------------------------------------------------------------------------------
12.  CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES (SEE INSTRUCTIONS)                                  [ ]

--------------------------------------------------------------------------------
13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     31.1%
--------------------------------------------------------------------------------
14.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     CO
--------------------------------------------------------------------------------

CUSIP NO. NOT APPLICABLE              13D                      PAGE 4 OF 6 PAGES
--------------------------------------------------------------------------------
1. NAMES OF REPORTING PERSONS: APARTMENT INVESTMENT AND MANAGEMENT COMPANY I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY): 84-1259577

--------------------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
    (a)  [ ]

    (b)  [X]

--------------------------------------------------------------------------------
3.  SEC USE ONLY


--------------------------------------------------------------------------------
4.  SOURCE OF FUNDS (SEE INSTRUCTIONS)

    NOT APPLICABLE
--------------------------------------------------------------------------------
5.  CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEMS 2(D) OR 2(E)                                                [ ]

--------------------------------------------------------------------------------
6.  CITIZENSHIP OR PLACE OF ORGANIZATION

    MARYLAND
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                7.  SOLE VOTING POWER
  NUMBER OF
                    200.66 UNITS
   SHARES      -----------------------------------------------------------------
                8.  SHARED VOTING POWER
BENEFICIALLY
                    182.23 UNITS
OWNED BY EACH  -----------------------------------------------------------------
                9.  SOLE DISPOSITIVE POWER
  REPORTING
                    200.66 UNITS
   PERSON      -----------------------------------------------------------------
               10.  SHARED DISPOSITIVE POWER
    WITH
                    182.23 UNITS
--------------------------------------------------------------------------------
11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     182.23 UNITS
--------------------------------------------------------------------------------
12.  CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES (SEE INSTRUCTIONS)                                  [ ]

--------------------------------------------------------------------------------
13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     67.4%
--------------------------------------------------------------------------------
14.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     CO
--------------------------------------------------------------------------------

CUSIP NO. NOT APPLICABLE              13D                      PAGE 5 OF 6 PAGES


         This Amendment No. 15 (this "Amendment") amends the Statement on
Schedule 13D initially filed on November 19, 1997, as amended by Amendments 1 through 14, which replaced the original parties with AIMCO Properties, L.P. ("AIMCO Properties") and certain of its affiliates (the "Reporting Persons") and otherwise amended and updated the reported beneficial ownership of limited partnership units by the Reporting Persons.

Item 1.  Security and Issuer

         The name of the issuer is Riverside Park Associates Limited Partnership, a Delaware limited partnership (the "Partnership"), and the address of its principal executive offices is 55 Beattie Place, P.O. Box 1089, Greenville, South Carolina 29602. The Partnership's managing general partner is Winthrop Financial Associates, A Limited Partnership, a Maryland limited partnership (the "General Partner"). The General Partner is an affiliate of Apartment Investment and Management Company ("AIMCO"). The title of the class of equity securities to which this statement relates is the Partnership's units of limited partnership interest ("Units").

         Item 1 of Amendment No. 14 reported the general partner of the Partnership as Three Winthrop Properties, Inc., a Massachusetts corporation, an affiliate of the General Partner.

Item 7.  Material to be Filed as Exhibits.

         Exhibit 7.1 Agreement of Joint Filing, dated December 23, 2003.

CUSIP NO. NOT APPLICABLE              13D                      PAGE 6 OF 6 PAGES


                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  December 23, 2003
                                           AIMCO PROPERTIES, L.P.

                                           By: AIMCO-GP, INC.
                                               (General Partner)

                                           AIMCO-GP, INC.

                                           APARTMENT INVESTMENT AND
                                           MANAGEMENT COMPANY



                                           By: /s/ Patrick J. Foye
                                               ---------------------------------
                                               Executive Vice President
                                               of each of the foregoing entities